Execution Version

Exhibit 10.1

THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of August 9, 2018, between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
W I T N E S S E T H :
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 15, 2017 (as amended, supplemented or otherwise modified to the date hereof, the “Indenture”), providing for the issuance of its 6.000% Senior Secured Notes due 2022 (the “2022 Notes”) and the issuance of its 6.375% Senior Secured Notes due 2025 (together with the 2022 Notes, the “Notes”);
WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding of each series (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture;
WHEREAS, the Company has solicited consents (the “Consent Solicitations”) from each Holder of the Notes upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated as of July 30, 2018 (the “Consent Solicitation Statement”), as the same may be further amended, supplemented or modified;
WHEREAS, the Consent Solicitations contemplate the proposed amendments to the Indenture (the “Proposed Amendments”) set forth herein and a supplemental indenture in respect of the Proposed Amendments being executed and delivered, with the operation of such Proposed Amendments being subject to, among other things, the receipt by the Company of the Requisite Consents at or prior to the Expiration Time (as defined in the Consent Solicitation Statement) and the payment by the Company of the aggregate Consent Fee (as defined in the Consent Solicitation Statement) payable in respect of the Consent Solicitations;
WHEREAS, the Company has received the Requisite Consents to effect the Proposed Amendments and has furnished to the Trustee evidence of such Requisite Consents;
WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture with the Requisite Consents;
WHEREAS, the Company has been authorized by a resolution adopted by its Board of Directors to enter into this Third Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law, the Indenture and the Fourth Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company to execute and deliver this Third Supplemental Indenture, in accordance with its terms, have been duly done and performed;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:
Section 1. Amendments to the Indenture.
(a) Section 4.07(a) of the Indenture is hereby amended and restated in its entirety as follows, with additions shown as bolded, underlined text and deletions shown in strikethrough:

(a)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(3)
repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Debt that is unsecured, Junior Lien Debt or Subordinated Debt (other than (x) a payment of interest or principal at Stated Maturity thereof or the redemption, repurchase or other acquisition or retirement for value of any Debt that is unsecured, Junior Lien Debt or Subordinated Debt in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of such redemption, repurchase, acquisition or retirement; or

(4)
make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”); unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(i)	no Default or Event of Default has occurred and is continuing as a consequence of such Restricted Payment;

(ii)	the Company could Incur at least $1.00 of additional Debt under the Fixed Charge Coverage Ratio Test set forth in Section 4.09(a) hereof;

(iii)
the aggregate amount expended for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), ~~or~~ (12) or (13) of paragraph (b) of this Section 4.07), would not exceed the sum of:

(A)
50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first fiscal quarter commencing after the Issue Date and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B)	100% of the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Company (other than from a Subsidiary) after the Escrow Release Date,

(i)
from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, or

(ii)	as a contribution to its common equity; plus

(C)
to the extent that any Unrestricted Subsidiary of the Company designated as such after the Escrow Release Date is redesignated as a Restricted Subsidiary after the Escrow Release Date, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(D)
to the extent that any Restricted Investment that was made after the Escrow Release Date is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (not included in Consolidated Net Income), less cost of disposition or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Company that is a Guarantor, the Fair Market Value of such Restricted Investment as of the date of such designation; plus

(E)
50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the Escrow Release Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value, on the date of the Restricted Payment, of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date.

(b) Section 4.07(b) of the Indenture is hereby amended and restated in its entirety as follows, with additions shown as bolded, underlined text and deletions shown in strikethrough:
(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a) of this Section 4.07;

(2) dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Debt that is unsecured, Junior Lien Debt or Subordinated Debt with the net cash proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company or of a contribution to the common equity of the Company, including a contribution of the Capital Stock of the Company;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Debt that is unsecured, Junior Lien Debt or Subordinated Debt in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;

(6) any Investment acquired as a capital contribution to the Company, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Equity Interests of the Company;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members) of the Company or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued, and Investments in the Equity Interests of the Company in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any employee pension benefit plan of a type specified in this Indenture; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million;

(8) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Debt that is unsecured, Junior Lien Debt, Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount or liquidation preference thereof in the event of (i) a change of control pursuant to a provision no more favorable to the holders thereof than in Section 4.14 hereof or (ii) an asset sale pursuant to a provision no more favorable to the holders thereof than in Section 4.10 hereof, provided that, in each case, prior to the repurchase the Company has made a Change of Control Offer to Purchase and repurchased all Notes issued under this Indenture that were validly tendered for payment in connection with the Change of Control Offer to Purchase;

(9) payments of dividends on the Company’s Common Stock or purchases by the Company of its Common Stock in an aggregate amount in any calendar year not to exceed $25.0 million, so long as, after giving pro forma effect to the payment of such Restricted Payment, the Total Leverage Ratio would not exceed 1.25 to 1.00; provided that no such Restricted Payment shall be made pursuant to this Section 4.07(b)(9) until the calendar year commencing on January 1, 2018;

(10) cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the Taxes payable by such director or employee upon such grant or award;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this Section 4.07(b)(11) not to exceed $50.0 million since the Issue Date; ~~and~~

(12) any payments made, or the performance of any of the transactions contemplated, in connection with the Refinancing Transactions; and

(13) other Restricted Payments in an aggregate amount not to exceed the sum of (i) $650.0 million since the Issue Date and (ii) 150.0 million per calendar year, commencing with calendar year 2019, with unused amounts in any calendar year carrying forward to and available for Restricted Payments in any subsequent calendar year;

provided that, in the case of clauses (7), (8), (9) ~~and~~, (11) and (13), no Default has occurred and is continuing or would occur as a result thereof.

(b) The final paragraph of Section 4.07 of the Indenture is hereby amended as follows, with additions shown as bolded, underlined text and deletions shown in strikethrough:
For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment permitted pursuant to this Section 4.07 or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through ~~(12)~~(13) of Section 4.07(b) hereof or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this Section 4.07, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this Section 4.07 or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

(c) Section 4.13(a) of the Indenture is hereby amended and restated in its entirety as follows, with additions shown as bolded, underlined text and deletions shown in strikethrough:
(a) Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if ~~the Board of Directors~~ senior management of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 2. Effect and Operation of Third Supplemental Indenture.
This Third Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, however, that notwithstanding anything in the Indenture or this Third Supplemental Indenture to the contrary, the Proposed Amendments in this Third Supplemental Indenture shall not be operative until the Company has paid or caused to be paid the aggregate Consent Fee payable in respect of the Consent Solicitations. If the Consent Solicitations are terminated or withdrawn, or the aggregate Consent Fee is not paid for any reason, this Third Supplemental Indenture will not become operative. Following payment of the aggregate Consent Fee in respect of the Consent Solicitations, the Company will promptly deliver an Officer’s Certificate to the Trustee stating that the Proposed Amendments in this Third Supplemental Indenture have become operative.
Section 3. Reference to and Effect on the Indenture.
(a) On and after the effective date of this Third Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Third Supplemental Indenture unless the context otherwise requires, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.
(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.
Section 4. Construction.
Except as otherwise herein expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 1.03 of the Indenture shall apply to this Third Supplemental Indenture mutatis mutandis.
Section 5. Governing Law.
THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 6. Trustee Disclaimer.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.
Section 7. Counterparts and Method of Execution.
The parties may sign multiple counterparts of this Third Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes
Section 8. Headings.
The headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 9. Separability.
Each provision of this Third Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Third Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 10. Successors.
All agreements of each of the Company in this Third Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Third Supplemental Indenture shall bind their respective successors.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed all as of the date and year first written above.

PEABODY ENERGY CORPORATION

By:	/s/ Walter L. Hawkins, Jr.
Name: Walter L. Hawkins, Jr.
Title: Senior Vice President, Finance

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

[Signature Page to Peabody Energy Corporation – Third Supplemental Indenture]